Exhibit 99.1

DELCATH SYSTEMS ANNOUNCES THE SALE OF 5,185,000 MILLION SHARES

OF COMMON STOCK

NEW YORK, NY – August 16, 2010 — Delcath Systems, Inc. (NASDAQ: DCTH) (the “Company”), today announced the sale of 5,185,000 million shares of its common stock pursuant to an underwriting agreement with Canaccord Genuity acting as the sole bookrunner. The last reported sale price of the Company’s common stock as reported by the Nasdaq Capital Market on August 16, 2010 was $7.15 per share.

The Company expects to use the net proceeds from the sale of the shares for funding of its clinical trials, research and development, obtaining regulatory approvals, manufacturing, operations, sales, commercialization of its products and other general corporate purposes, including capital expenditures and working capital. Closing of the offering is expected to occur on or about August 20, 2010, subject to customary closing conditions. In addition, the Company has granted the underwriter a 30-day option to purchase up to an additional 777,750 shares of common stock to cover over-allotments, if any.

The offering is being made pursuant to an effective shelf registration statement. Before you invest, you should read the base prospectus in such shelf registration statement, the prospectus supplement, when available, and other documents the Company has filed with the Securities and Exchange Commission for more complete information about the Company and this offering. The offering may be made only by means of a prospectus supplement and the accompanying prospectus, copies of which may be obtained by sending a request to the offices of Canaccord Genuity, Attn: Syndicate Department, 99 High Street, 12th Floor, Boston, MA 02110, phone: (800) 225-6201. Alternatively, you may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities, nor shall there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Delcath Systems

Delcath Systems, Inc. is a development stage, specialty pharmaceutical and medical device company focused on oncology. Delcath’s proprietary system for chemosaturation is designed to administer high dose chemotherapy and other therapeutic agents to diseased organs or regions of the body, while controlling the systemic exposure of those agents. The Company’s initial focus is on the treatment of primary and metastatic liver cancers. Delcath recently concluded a Phase III metastatic melanoma study, and the Company is currently conducting a multi-arm Phase II trial to treat other liver cancers. The Company has not yet received FDA or any foreign regulatory approval for commercial sale of its system. For more information, please visit the Company’s website at www.delcath.com.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by the Company or on its behalf. This news release contains forward-looking statements, which are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to, uncertainties relating to the acceptability of the Phase III clinical trial data by the FDA, our ability to successfully complete an FDA new drug application, acceptance of the new drug application by the FDA, approval by the FDA or other regulatory authorities of the current or future drug delivery system for the treatment of metastatic melanoma, our ability to successfully complete other clinical trials and secure regulatory approval of our current or future drug-delivery system for the treatment of other liver cancers and other organs, the potential of chemosaturation therapy via PHP as a treatment for patients with terminal metastatic disease in the liver, actions by the FDA or other regulatory agencies, our ability to successfully enter into distribution and strategic partnership agreements in foreign markets and the corresponding revenue associated with such foreign markets, and uncertainties regarding our ability to obtain financial and other resources for any research, development and commercialization activities. These factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date they are made.

CONTACT:	Investors	Media
	EVC Group	EVC Group
	Doug Sherk / Gregory Gin	Steve DiMattia
	415-896-6820	646-201-5445